SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 5, 2004

BarPoint.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-21235 (Commission File Number)	11-2780723 (IRS Employer Identification Number)

800 Corporate Drive, Suite 600, Fort Lauderdale, Florida 33334

(Address of principal executive offices)

Registrant’s telephone number, including area code: (954) 492-4003

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5.	Other Events.

On February 5, 2004, the Registrant, BarPoint Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Registrant (“Acquisition Sub”), and FUNDever, Inc., a Delaware corporation (“Fundever”), announced that they have entered into an Agreement and Plan of Merger (the “Agreement and Plan of Merger”), dated as of February 5, 2004, pursuant to which Acquisition Sub shall merge with and into Fundever with Fundever continuing as the surviving corporation (the “Merger”).

In connection with the Merger, each issued and outstanding share of (i) common stock, $.001 par value per share, of Acquisition Sub shall be converted into and become one fully paid and nonassessable share of common stock, $.001 par value per share, of Fundever (“Fundever Common Stock”) and (ii) Fundever Common Stock, other than holders of Fundever Common Stock who did not vote in favor of the Merger and comply with Section 262 of the Delaware General Corporation Law, shall be converted into 11.560243 shares of common stock, $.001 par value per share, of the Registrant (“Registrant Common Stock”). Additionally, the Registrant, in connection with the Merger, announced (i) a cash dividend to stockholders of approximately $0.05 per share of Registrant Common Stock, (ii) a stock dividend to stockholders of approximately 0.429 additional shares per share of Registrant Common Stock and (iii) a second cash dividend to stockholders of approximately $0.03 per share of Registrant Common Stock, which second cash dividend is subject to certain terms and conditions contained in the Agreement and Plan of Merger. The foregoing dividends are to be paid, subject to the closing of the Merger and/or certain other terms and conditions contained in the Agreement and Plan of Merger, to stockholders of record as of February 17, 2004 (the “Record Date”). Upon closing of the transaction, and after the issuance of the stock dividend, Fundever stockholders shall own approximately 72% of the issued and outstanding shares of the Registrant and the Registrant’s stockholders as of the Record Date will retain approximately 28% of the issued and outstanding shares of the Registrant.

The preceding is qualified in its entirety by reference to the Agreement and Plan of Merger, a copy of which is attached hereto as Exhibit 10.13 and which is incorporated herein by reference.

Item 7.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable

(b)	Pro Forma Financial Information

Not applicable

(c)	Exhibits.

10.13	Agreement and Plan of Merger, dated February 5, 2004, by and between BarPoint.com, Inc., BarPoint Acquisition Corp. and FUNDever, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARPOINT.COM, INC.

Date: February 10, 2004	By:	/s/ Jeffrey W. Sass

Jeffrey W. Sass President

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

10.13	Agreement and Plan of Merger, dated February 5, 2004, by and between BarPoint.com, Inc., BarPoint Acquisition Corp. and FUNDever, Inc.